Exhibit 2

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Alpha Structured Finance LP

Purchase of Common Stock	33,918	1.1306(1)	11/07/2025
Purchase of Common Stock	69,582	0.9093(2)	11/14/2025
Sale of Common Stock	(3,500)	1.1977	11/14/2025
Purchase of Common Stock	50,000	0.8362(5)	11/18/2025
Purchase of Common Stock	15,000	0.8387	11/19/2025
Purchase of Common Stock	20,000	0.8075(6)	11/21/2025

Ault Lending, LLC

Purchase of Common Stock	20,000	1.3870	10/08/2025
Purchase of Common Stock	10,000	1.2446	10/13/2025
Purchase of Common Stock	5,000	1.2800	10/14/2025
Purchase of Common Stock	20,000	1.1312(3)	10/21/2025
Sale of Common Stock	(28,754)	1.3713	11/05/2025
Purchase of Common Stock	524,752	1.2348(4)	11/07/2025
Purchase of Common Stock	2,052	1.0825	11/12/2025
Purchase of Common Stock	46,950	0.9427	11/14/2025
Purchase of Common Stock	6,428	0.8495	11/18/2025
Purchase of Common Stock	50,000	0.8337	11/19/2025
Purchase of Common Stock	50,000	0.8080	11/21/2025
(1)	The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.1306. The range of purchase prices on the transaction date was $1.0600 to $1.2000 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.
(2)	The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $0.9093. The range of purchase prices on the transaction date was $0.8900 to $0.9200 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.
(3)	The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.1312. The range of purchase prices on the transaction date was $1.1299 to $1.1325 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.
(4)	The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $1.2348. The range of purchase prices on the transaction date was $1.2340 to $1.2420 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(5)	The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $0.8362. The range of purchase prices on the transaction date was $0.8100 to $0.8600 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.
(6)	The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $0.8075. The range of purchase prices on the transaction date was $0.7900 to $0.8100 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.